FIRST AMENDMENT TO THE INVESTMENT SUB-ADVISORY AGREEMENT

THIS FIRST AMENDMENT dated as of the 25th day of August, 2021, to the Investment Sub-Advisory Agreement, dated as of August 7, 2020 (the “Agreement”), is entered into by and between Tortoise Capital Advisors, L.L.C., a Delaware limited liability company (the “Adviser”), and Ecofin Advisors Limited, a company incorporated in England and Wales (the “Sub-Adviser”), and Managed Portfolio Series, a Delaware statutory trust (the “Trust”) on behalf of the Ecofin Global Energy Transition Fund.

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to incorporate a newly created series of the Trust; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by all of the parties.

NOW, THEREFORE, the parties agree to amend and restate Schedule A as attached hereto, to add the Ecofin Global Energy Transition Fund as a new series of the Trust.

Except to the extent amended hereby, the Agreement shall remain in full force and effect

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer, as applicable, on one or more counterparts as of the date set forth above.

MANAGED PORTFOLIO SERIES:

By: /s/ Brain R. Wiedmeyer
Brian R. Wiedmeyer
President and Principal Executive Officer

TORTOISE CAPITAL ADVISORS, L.L.C.

By: /s/ P. Bradley Adams
P. Bradley Adams
Managing Director

ECOFIN ADVISORS LIMITED
By: /s/ Jean-Hugues de Lamaze
Jean-Hugues de Lamaze
Managing Director

SCHEDULE A FUNDS AND FEES

Series of Managed Portfolio Series	Annual Fee Rate as % of Current Net Assets
Ecofin Global Renewables Infrastructure Fund	0.575%
Ecofin Global Energy Transition Fund	0.605%